Exhibit 2.8













                                 AGREEMENT AND PLAN OF MERGER


                                             AMONG


                                 AGRI-NUTRITION GROUP LIMITED,


                                MARDEL ACQUISITION CORPORATION,


                                              AND


                                   MARDEL LABORATORIES, INC.













                                        SEPTEMBER 25, 1997





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                                   TABLE OF CONTENTS

Agreement

                                                                        Page

Section 1.  The Merger..................................................1

Section 2.  Representations and Warranties of Mardel....................5

Section 3.  Representations and Warranties of Agri-Nutrition...........12

Section 4.  Covenants..................................................14

Section 5.  Conditions Precedent to Mardel's Obligation
            to Effect the Merger.......................................18

Section 6.  Conditions Precedent to Agri-Nutrition's Obligation
            to Effect the Merger.......................................19

Section 7.  Conditions Precedent to Obligations of All Parties.........19

Section 8.  Closing....................................................20

Section 9.  Termination and Abandonment of the Merger..................20

Section 10. Miscellaneous..............................................21


                                                      - ii -

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                                   SCHEDULES

Schedule A     Certificate of Merger

Schedule B     Form of Share Transfer and Registration Rights Agreement

Schedule C     Form of Indemnity Agreement

Schedule D     Registered Holders of Mardel Common Stock

Schedule E     Mardel's Material Contracts

Schedule F     Mardel's Intellectual Property

Schedule G     Mardel's Permits

Schedule H     Mardel's Employee Benefit Plans

Schedule I     Mardel's Insurance

Schedule J     Form of Promissory Note
               Form of Subordination and Standby Agreement

Schedule K     Form of Opinion of Counsel for Agri-Nutrition

Schedule L     Form of Opinion of Counsel for Mardel

Schedule M     Forms of Employment Agreements

Schedule N     Form of Lease

Schedule O     Mardel's Disclosure Schedule


                                       - iii -

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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger is entered into on this 25th day of September, 1997, by and among Agri-Nutrition Group Limited, a Delaware corporation ("Agri-Nutrition"), Mardel Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Agri-Nutrition ("Acquisition"), and Mardel Laboratories, Inc., a Delaware corporation ("Mardel").

                                     RECITALS

         A. The Boards of Directors of Agri-Nutrition, Acquisition, and Mardel deem it advisable to merge Mardel with and into Acquisition (the "Merger") as provided in this Agreement.

         B. Pursuant to the Merger, the holders of shares of Common Stock, par value $10.00 per share, of Mardel (the "Mardel Common Stock") will receive shares of Common Stock, par value $.01 per share, of Agri-Nutrition ("Agri-Nutrition Common Stock") and cash, all in the manner set forth in Section 1 of this Agreement and upon the terms and conditions otherwise set forth in this Agreement.

         C. To accomplish the foregoing, the parties desire to effectuate the statutory merger of Mardel with and into Acquisition in accordance with the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the representations, warranties, conditions, and agreements hereinafter set forth, the parties hereto agree as follows:

                                     AGREEMENT

Section 1. THE MERGER

         (a) Execution, Filing, and Effective Time. On the date of the closing of the Merger referred to in Section 8 hereof (the "Closing"), and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by filing with the Delaware Secretary of State a Certificate of Merger (the "Certificate of Merger") in the form attached as Schedule A executed and acknowledged by Mardel and Acquisition and such other documents as may be required by the provisions of the Delaware General Corporation Law (the "Delaware Law") and as are necessary to cause the Merger to become effective. The filing of the Certificate of Merger and such other documents with the Delaware Secretary of State shall be performed as expeditiously as possible following the Closing. The Merger shall become effective when the Certificate of Merger and such other necessary documents are so filed. The time at which the Merger becomes effective is referred to herein as the "Effective Time."

         (b) Constituent and Surviving Corporations. Mardel and Acquisition shall be the constituent corporations in the Merger, and Acquisition shall be the surviving corporation in the Merger (in such capacity, Acquisition is sometimes hereinafter referred to as the "Surviving Corporation"), in accordance with the Delaware Law. At the Effective Time,

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the  identity  and   separate   existence  of  Mardel  shall  cease.   Upon  the
effectiveness of the Merger (i) the Surviving Corporation shall possess all of the rights, privileges, immunities, powers, franchises, and authority, whether of a public or private nature, and be subject to all restrictions, liabilities, obligations, and duties of Mardel, (ii) all assets and properties of every description, real, personal, and mixed, and every interest therein, wherever located, and all debts and other obligations belonging or due to Mardel on whatever account, as well as all other things in action belonging or due to Mardel, shall be vested in the Surviving Corporation, (iii) all rights of creditors and all liens upon any property of Mardel shall be preserved unimpaired, and (iv) any claims existing or action or proceeding pending by or against Mardel may be prosecuted to judgment with right of appeal by the Surviving Corporation as if the Merger had not taken place.

         (c) Certificates of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of Acquisition as in effect at the Effective Time shall remain in effect without change and shall constitute the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

         (d) Officers and Boards of Directors. At the Effective Time, each of the members of the Board of Directors and each of the officers of Mardel immediately prior to the Effective Time shall be removed from office and, concurrently with such removal, the directors and officers of Acquisition shall become the directors and officers of the Surviving Corporation, each to serve in accordance with the Bylaws of the Surviving Corporation until his successor is duly elected and qualified.

         (e) Conversion of Stock and Other Securities of the Constituent Corporations. At the Effective Time, without any action on the part of the holder thereof, subject to Section 1(f) hereof:

                  (i) Each share of Mardel Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted into the right to receive (A) that number of shares of Agri-Nutrition Common Stock which, when valued in the manner prescribed by subsection (e)(ii), shall have a value of $2,200, payable at Closing, (B) cash in the amount of $2,000, payable at Closing, (C) that number of shares of Agri-Nutrition Common Stock which, when valued in the manner prescribed by subsection (e)(ii), shall have a value of $306, one-third of which shall be payable on each of the first, second, and third anniversaries of the Closing, and (D) cash in the amount of $294, one-third of which shall be payable, together with interest at the prime rate as determined from time to time by Agri-Nutrition's principal lender compounded monthly on the 25th day of each month from the date of Closing to the date of payment, on each of the first, second, and third anniversaries of the Closing.

                  (ii) For purposes of determining the number of shares of Agri-Nutrition Common Stock payable pursuant to subsection (i) (A), the value of such shares shall be calculated based upon the weighted average price

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         of Agri-Nutrition Common Stock on the NASDAQ National Market during the period commencing on and including July 16, 1997 and ending on and including the trading date immediately prior to the date of the
         Closing.   For  purposes  of  determining   the  number  of  shares  of
         Agri-Nutrition Common Stock payable pursuant to subsection (i)(C), the value of such shares shall be calculated based upon the weighted average price of Agri-Nutrition Common Stock on the NASDAQ National Market, or such other exchange or market upon which Agri-Nutrition Common Stock may then be traded, for the 20 trading days prior to each anniversary.

                  For purposes of this Agreement, the term "weighted average price" for a given period shall mean (A) the sum of the product of (1) each price for which Agri-Nutrition Common Stock is sold during the period multiplied by (2) the number of shares sold at such price during the period, divided by (B) the total number of shares sold during the period.

                  (iii) The shares of Agri-Nutrition Common Stock payable pursuant to subsections (i)(A) and (C) shall not be registered under the Securities Act of 1933, as amended. The holders of such shares shall be subject to the restrictions on transfer and shall have the registration rights set forth in the Share Transfer and Registration Rights Agreement, the form of which is attached as Schedule B.

                  (iv) The consideration set forth in subsections (i)(A) and (B) is referred to herein as the "Base Merger Consideration," and the consideration set forth in subsections (i)(C) and (D) is referred to herein as the "Additional Merger Consideration." The Base Merger Consideration and the Additional Merger Consideration together are referred to herein as the "Merger
         Consideration."

                  (v) The Additional Merger Consideration shall be reduced by the combined excess, to the extent such excess exceeds $50,000, of:

                           (A)(1) Mardel's inventory reflected on Mardel's books
                  and records as of September 30, 1997, as adjusted for proper accrual in accordance with generally accepted accounting principals (applied in a manner consistent with Mardel's historical financial practices), but without any other adjustments (including adjustments with respect to valuation, quantity or obsolescence), over (2) Mardel's inventory as reflected on the balance sheet as of September 30, 1997, as reviewed by Agri-Nutrition's independent public accountants, prepared in accordance with generally accepted accounting principles (applied in a manner consistent with Mardel's historical financial practices and based on a physical count of inventory on or about that date); and

                           (B)(1) Mardel's accounts receivable less the allowance for doubtful accounts as reflected on the May 31, 1997 balance sheet provided by Mardel to Agri-Nutrition over
                  (2) the amount of such accounts receivable actually collected by Agri-Nutrition as of October 31, 1998. The Additional Merger Consideration shall be increased by the amount of any previous reduction in the Additional Merger Consideration pursuant to this subsection 1(e)(v)(B) to the extent that amounts related to such reduction are actually collected by Agri-Nutrition after October 31, 1998.

                  In the event of any reduction in Additional Merger Consideration as the result of adjustments made pursuant to Sections 1(e)(v)(A) or (B), Agri-Nutrition shall deliver to Mardel a certificate that shall set forth the amount of such reduction and reasonably detailed information relating to the calculation of such reduction. Such certificate shall be certified correct by Agri-Nutrition's independent accountants. Following delivery of such certificate, Agri-Nutrition promptly shall provide any additional information regarding the bases for calculation of such reduction as Mardel may request. If Mardel in good faith disputes the calculation of the amount of the reduction set forth in such certificate, Agri-Nutrition and the former holders of Mardel Common Stock shall in good faith attempt to agree on the appropriate amount of the reduction and Agri-Nutrition promptly shall deliver to such holders Additional Merger Consideration based upon such agreement promptly after such agreement is reached. In the event that no such agreement can be reached, a nationally recognized accounting firm, not retained at the time of the dispute by either the former holders of Mardel Common Stock or Agri-Nutrition, shall be retained to make the calculations set forth in Sections 1(e)(v)(A) and (B) and any resulting adjustments shall be made in accordance with such calculations and shall be binding upon Agri-Nutrition and the former holders of Mardel Common Stock. The cost of retaining such accounting firm shall be split equally between (a) Agri-Nutrition and (b) the former holders of Mardel Common Stock.

                  In addition to the adjustments to the Additional Merger Consideration described in this subsection (v), Agri-Nutrition shall be entitled to offset against payments of Additional Merger Consideration any amounts owed to Agri-Nutrition by Mardel or the holders of Mardel Common Stock under this Agreement or otherwise; provided, however, that Agri-Nutrition's right of offset with respect any amounts owed to Agri-Nutrition under the Indemnity Agreement, the form of which is attached as Schedule C, is as set forth in that agreement. Agri-Nutrition's right of offset set forth herein shall not be construed so as to limit any rights or remedies otherwise available to Agri-Nutrition at law or equity.

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                  (vi) Each share of the Common Stock of Acquisition  issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Common Stock of the Surviving Corporation, to be owned by Agri-Nutrition.

         (f) Fractional Shares. No fractional shares of Agri-Nutrition Common Stock will be issued, and, in lieu thereof, any holder of Mardel Common Stock entitled to receive a fractional share of Agri-Nutrition Common Stock shall be paid cash equal to the value of such fractional share.

         (g) Exchange of Stock Certificates. The holders of certificates of Mardel Common Stock shall surrender Mardel Common Stock certificates evidencing all of the outstanding shares of Mardel Common Stock at the Closing. If any portion of the Merger Consideration is to be issued or paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall either pay to Surviving Corporation any transfer or other taxes required by reason of the issuance of a certificate for shares of Agri-Nutrition Common Stock in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

Section 2.  REPRESENTATIONS AND WARRANTIES OF MARDEL

         Except as set forth on Mardel's Disclosure Schedule attached as Schedule O, Mardel represents and warrants to Agri-Nutrition and Acquisition as follows:

         (a) Corporate Status. Mardel is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary. Mardel does not have any subsidiaries and does not, directly or indirectly, own the capital stock of, or control, any corporation, limited partnership, joint venture, general partnership, or other business entity.

         (b) Capitalization. The authorized capital stock of Mardel consists of 5,000 shares of Common Stock, $10.00 par value, of which 500 shares are outstanding. The names and addresses of the registered holders of Mardel Common Stock and number of shares held by each are set forth on Schedule D. Each registered holder beneficially owns the shares registered in his or her name and no registered holder is a foreign person, as defined by Section 1445(b)(2) of the Code. All of the outstanding shares of Mardel Common Stock have been validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, or other agreements or commitments obligating Mardel to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. Mardel does not hold in treasury any shares of Mardel Common Stock.

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         (c) Authority for  Agreement.  Mardel has the corporate  power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Mardel, the performance by Mardel of its obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by Mardel's Board of Directors and each of its stockholders, and, except for the filing described in Section 1(a) hereof, no other corporate proceedings on the part of Mardel are necessary to
authorize  this  Agreement  and  the  transactions   contemplated  hereby.  This
Agreement has been duly and validly executed and delivered by Mardel and (assuming the valid authorization, execution, and delivery of this Agreement by Agri-Nutrition and Acquisition) is a valid and binding obligation of Mardel, enforceable against it in accordance with its terms.

         (d) Absence of Breach; Consents and Approvals. No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by Mardel or for the performance of its obligations hereunder. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with the Certificate of Incorporation or Bylaws of Mardel, or (ii) result in a breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other contract, agreement, or instrument, or any material law, statute, rule or order, decree, or restriction to which Mardel is party or by which it or its property is bound.

         (e) Financial Statements. Mardel has delivered to Agri-Nutrition the balance sheet of Mardel as of December 31, 1994, 1995, and 1996, and the related statements of operations, retained earnings, and cash flows for the years ended December 31, 1994, 1995, and 1996, all of which have been reviewed by Mardel's independent public accountants, and the balance sheet of Mardel as of March 31 and June 30, 1997 and the related statements of operations, retained earnings and cash flows for the three months ended March 31, 1997 and the six months ended June 30, 1997. Such balance sheets fairly present the financial position of Mardel as of their respective dates, and such other financial statements fairly present the results of operations and other information included therein of Mardel for the respective periods and as of the respective dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied and in keeping with Mardel's historical financial practices during the periods involved. Except as reflected or disclosed in such financial statements, other than liabilities incurred since June 30, 1997 in the ordinary course of business or liabilities incurred in connection with the proposed Merger or otherwise contemplated or permitted by this Agreement, Mardel is not subject to any liabilities or obligations (whether accrued, absolute, contingent, or otherwise and whether due or to become due, including liabilities and obligations that may become known or arise after the date hereof that relate to transactions entered into or any state of facts existing on or before June 30, 1997 that would be required under generally accepted accounting principles consistently applied and

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in keeping  with  Mardel's  historical  financial  practices  to be shown on the balance sheet of Mardel as of June 30, 1997 or disclosed in the related notes to financial statements).

         (f) Conduct of Business. Since June 30, 1997, Mardel has conducted its operations according to its usual, regular, and ordinary course in substantially the same manner as theretofore conducted and used its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with it, and has not (i) granted, conferred, awarded, or issued any shares of its capital stock, options, warrants, conversion rights, or other rights to acquire shares of its capital stock, (ii) paid any dividends or otherwise caused assets to be distributed to stockholders, (iii) redeemed any securities, (iv) adopted any new employee benefit plan or amended any existing employee benefit plan in any material respect, or directly or indirectly, materially increased the level of compensation or benefits of any employee, officer, director, or consultant or entered into any employment, consulting, or retainer agreements, other than in the ordinary course of conducting its business, (v) sold, leased, or otherwise disposed of any of its assets that are material, individually or in the aggregate, except in the ordinary course of business, (vi) borrowed any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of the business in a manner, and in amounts, consistent with historical financial practices, (vii) paid principal or interest on any debt other than in the ordinary course of business, or (viii) made any change in accounting principles and practices.

         (g) Compliance with Applicable Law. The business of Mardel is not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity.

         (h) Environmental Laws. Mardel has operated and continues to operate its business in compliance with all Laws (as hereinafter defined) relating to
(i) pollution or protection of the environment, natural resources, or human health from any Hazardous Substances (as hereinafter defined), or (ii) nuisance, trespass, or "toxic tort," including Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Substance or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation, or handling of any Hazardous Substance (collectively, "Environmental Laws"). No property leased by Mardel or real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, clean-up or removal of, any Hazardous Substance. There is no civil, criminal or investigative  action,  suit,  litigation,  hearing,  communication  (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment, or order by any person or entity alleging, claiming, concerning, or finding liability or potential liability arising out of, based on or resulting from, in whole or in part, (a) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture, or use of any Hazardous Substance at or from any location, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (collectively,

"Environmental Claims"), pending or threatened against Mardel or against any person or entity whose liability for any Environmental Claim Mardel has or may have retained or assumed either contractually or by operation of law. There are no past or present actions, activities, circumstances, conditions, events, incidents or practices, including the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture, or use of any Hazardous Substance that could form the basis of any Environmental Claim against Mardel or against any person or entity whose liability for any Environmental Claim Mardel has or may have retained or assumed either contractually or by operation of law. As used herein, "Hazardous Substance" means any chemical, pollutant, contaminant, waste (including toxic, hazardous, infectious, sanitary, solid, radioactive and petroleum waste, toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, oil and petroleum product, as such terms, or any similar terms, are or shall be used under any applicable federal, state, local, and foreign laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses), administrative orders, judicial decisions or the like (collectively, "Laws") relating to pollution or protection of the environment, natural resources, or human health.

         (i) Litigation. No investigation or review by any governmental entity with respect to Mardel is pending or, to the best of Mardel's knowledge, threatened, and there is no action, suit, or proceeding pending or, to the best of Mardel's knowledge, threatened against or affecting Mardel at law or equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality.

         (j) Title to Assets. Mardel has good, marketable, and undivided title to and possession of all of its assets, free and clear of any, agreements, liabilities, claims, assessments, security interests, liens, restrictions, and encumbrances (collectively, "Claims"), except Claims that arise as the result of the Contracts referred to in Section 2(n) and set forth in Schedule O.

         (k) Property. Mardel owns no real property. The real property on which Mardel's facility is located at 1958 Brandon Court in Glendale Heights, Illinois is leased by Mardel and is owned by Ramon A. Mulholland free and clear of any liens, except (i) the lien referred to in Section 4(m) and (ii) any lien that has arisen as the result of real estate taxes that have accrued but have not become due or payable. There are no pending or threatened condemnation or similar proceedings or assessments affecting such property, nor, to the best of Mardel's knowledge, is any such condemnation or assessment contemplated by any governmental authority. The only other real property leased by Mardel is located at 1260 Howard, Elk Grove Village, Illinois. All of Mardel's tangible personal property is located at 1958 Brandon Court, Glendale Heights, Illinois, including but not limited to Mardel's inventory, equipment and fixtures.

         (l) Intellectual Property. Mardel owns, or is licensed or otherwise has the full and unrestricted right to use, all patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes, formulae, and techniques used in the operation of its business, including the intellectual property described on Schedule F.

Mardel has not granted to any other person any license or other right to use in any manner any of its intellectual property, whether or not requiring the payment of royalties, except as set forth in Schedule O. None of Mardel's intellectual property is subject to any outstanding order, decree, judgment, or stipulation, or, to the best of Mardel's knowledge, is being infringed by others, and there are no claims or demands of any other person, and no proceedings have been instituted, or are pending or, to the best of Mardel's knowledge, threatened, relating to Mardel's intellectual property, except as set forth in Schedule O.

         (m) Licenses and Permits. Schedule G lists all licenses, permits, product registrations, pending applications, consents, approvals, and authorizations of or from any public or governmental agency, used in or otherwise necessary for the conduct of Mardel's business (collectively, the "Permits") together with any conditions imposed thereon, each of which is in full force and effect. Mardel has complied with all conditions and requirements imposed by the Permits and has not received any notice that any appropriate authority intends to cancel, terminate, or suspend any of the Permits and has no reason to believe that valid grounds for such cancellation, termination, or suspension exist. No licenses or permits other than the Permits are necessary to operate Mardel's business. Mardel owns or has the right to use the Permits in accordance with the terms thereof without any conflict or infringement with the rights of others and subject to no claim, and each Permit is valid and no Permit will be subject to termination, terminated, or adversely affected by the Merger.

         (n) Outstanding Commitments. The contracts listed on Schedule E constitute all existing material contracts, agreements, leases, subleases, commitments, licenses and franchises, whether written or oral, relating to Mardel's business (the "Contracts"). Mardel has delivered or made available to Agri-Nutrition true, correct, and complete copies of all written Contracts, and Schedule E contains an accurate and complete description of all Contracts that are not in writing. Except as set forth in Schedule O, all of the Contracts are in full force and effect, Mardel and each other party to each of the Contracts has performed all the obligations required to be performed by it to date, and there is not under any of the Contracts any existing default that with notice or lapse of time or both would constitute such a default. Mardel has no present expectation or intention of not fully performing its obligations under each of the Contracts and has no knowledge of any breach or anticipated breach by any other party to any of the Contracts. Except as set forth in Schedule O, none of the Contracts has been terminated nor has notice of termination been given with respect thereto, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and Mardel is aware of no intention or right of any party to any Contract to declare a default by another party to any Contract. There exists no actual or, to the best of Mardel's knowledge, threatened termination, cancellation, or limitation of the business relationship of Mardel with any party to any Contract. Except as set forth in Schedule O, no customer of Mardel has notified Mardel that it intends to terminate or change its business relationship with Mardel following the consummation of the transactions contemplated hereby.

         (o) Labor and Employee Relations. Mardel is not party to or bound by any collective bargaining agreement with any labor union, group, or association covering any of its employees, and Mardel has no knowledge of any attempt to organize any of their employees by any person, unit, or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any employee of Mardel.

         (p) Employee Benefits. Schedule H lists all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare, and other employee benefit plans, programs, or arrangements to which Mardel's employees are or may be entitled. Each "Employee Welfare Benefit Plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any present or former employee of Mardel subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") has complied with all requirements for continuation coverage under group health benefit plans under COBRA, and there are no claims against Mardel for a failure or alleged failure to comply with the COBRA continuation requirements. Each employee plan that is subject to ERISA conforms to, and its operation and administration are in compliance with, all applicable requirements of ERISA, including funding requirements. There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the best of Mardel's knowledge, threatened against any employee plan or against the assets of any employee plan.

         (q) Insurance. Schedule I describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage currently maintained in force by Mardel with respect to its business, which insurance will remain in full force and effect following the Closing with respect to all events occurring prior to the Closing. Mardel (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, (ii) has not received notice of cancellation or non-renewal of any such policy or binder,
(iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, and (iv) has not received notice of and is not otherwise aware of any insurance premiums that will be increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

         (r) Taxes. For periods prior to the Closing Date, all required tax returns and reports of Mardel have been filed by Mardel with the federal government and with the states in which Mardel is doing business and political subdivisions thereof. Mardel has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments, or deficiencies shown to be due or claimed to be due on such returns and reports. Mardel is not required to file tax returns or reports with any other taxing jurisdiction. The provision for taxes that is reflected in the June 30, 1997 balance sheet provided by Mardel to Agri-Nutrition is in the aggregate adequate to cover any and all accrued and unpaid taxes of Mardel for the period ended on such date and all prior periods, whenever the same may be assessed. Mardel is not being audited by any Taxing Authority and no such audit is pending, or, to the best of Mardel's knowledge, threatened, and Mardel has not agreed with any Taxing Authority to extend any period during which an audit may be performed beyond that which is prescribed by statute. Neither Mardel's status as a corporation taxed in accordance with subchapter S of the Code prior to the Closing, the termination of such status as a result of the Closing, nor Mardel's previous status as a corporation taxed in accordance with subchapter C of the Code shall cause Acquisition or Agri-Nutrition to be subject to any tax liabilities, except liabilities disclosed on Mardel's June 30, 1997 balance sheet. During any period in which Mardel has elected status as a corporation taxed in accordance with subchapter S of the Code, no event has occurred that would cause Mardel to be taxed other than as a corporation taxed in accordance with subchapter S of the Code.

         As used in this Agreement, "taxes" is defined to include all taxes, charges, fees, levies or other assessment imposed by any Taxing Authority, including income, gross receipts, excise, property, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, withholding, customs, duties, alternative, or add on minimum, estimated and franchise taxes (including any interest, penalties, or additions attributable to or imposed on or with respect to any such assessment).

         As used in this Agreement, "tax return" is defined as any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, or local or foreign governmental entity or other authority (individually or collectively, a "Taxing Authority") in connection with determination, assessment, or collection of any tax (whether or not such tax is imposed on Mardel) or the administration of any laws, regulations, or administrative requirements relating to any tax.

         (s) Books and Records. The books, records, accounts, ledgers and files of Mardel are accurate and complete and have been maintained in accordance with good business and bookkeeping practices.

         (t) Absence of Material Adverse Changes. Subsequent to June 30, 1997, there has been no material adverse change in the financial condition, business, operations, or prospects (a "Material Adverse Change") of Mardel.

         (u) Finders. All compensation, expenses, and other amounts paid by Mardel to Brakke Consulting, Inc. ("Brakke") pursuant to the Finder's Agreement executed on January 3, 1997 between Mardel and Brakke (the "Finder's Agreement") either (i) will have been paid by the stockholders of Mardel individually, or
(ii) if paid by Mardel, Mardel will have been reimbursed in full by such stockholders prior to the Closing. Except as set forth in the Finder's Agreement, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of Mardel in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment.

         (v) Security Interest Granted by Taesoon Park. Immediately following the Closing, Acquisition will have a first priority perfected security interest in the Collateral described in that certain Agreement To Purchase Assets, dated March 5, 1997, by and between Mardel and Taesoon Park.

         (w) Inventory. During the period beginning May 31, 1997 and ending September 30, 1997,

                  (i) Mardel has accounted for any and all inventory transactions (including valuation of its inventory) in its books and records in a manner consistent with its accounting practices for prior periods; and

                  (ii) Mardel has not disposed of any inventory, or made any adjustments to the balance of its inventory in its books and records (including write-offs, whether due to lost or missing inventory, or inventory shrinkage, or otherwise), other than in the ordinary course of business consistent with its practices for prior periods.

Section 3.  REPRESENTATIONS AND WARRANTIES OF AGRI-NUTRITION AND
           ACQUISITION

         Agri-Nutrition and Acquisition each represent and warrant to Mardel as follows:

         (a) Corporate Status. Each of Agri-Nutrition and Acquisition is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the nature of its business or the ownership of its properties or both makes such qualification necessary.

         (b) Capitalization. The authorized capital stock of Agri-Nutrition consists of 20,000,000 shares of Common Stock, $.01 par value, of which 8,404,655 shares are outstanding, and 2,000,000 shares of Preferred Stock, par value $.01 per share, of which none is outstanding. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. As of the date of this Agreement, there were outstanding options to purchase an aggregate of 824,000 shares of Agri-Nutrition Common Stock (not including any options granted to Jan A. Mulholland and Michael F. Mulholland) with exercise prices ranging from $1.1875 to $4.25. As of such date, there were no other outstanding options, warrants, rights, or other agreements or commitments obligating Agri-Nutrition to issue or sell shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. All of the issued and outstanding shares of capital stock of Acquisition are owned by Agri-Nutrition.

         (c) Authority for Agreement. Each of Agri-Nutrition and Acquisition has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Agri-Nutrition and Acquisition, the performance by each of its respective obligations pursuant to this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Agri-Nutrition and Acquisition and by Agri-Nutrition as the sole stockholder of Acquisition, except for the filing described in Section 1(a) hereof, no other corporate proceedings on the part of Agri-Nutrition or Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Agri-Nutrition and Acquisition and (assuming the valid authorization, execution, and delivery of this Agreement by Mardel) is a valid and binding obligation of Agri-Nutrition and Acquisition, enforceable against each in accordance with its terms.

         (d) Absence of Breach; Consents and Approvals. No approval or consent of, or filing with, any third party or governmental authority is required for the execution or delivery of the Agreement by Agri-Nutrition or Acquisition or for the performance of its obligations hereunder. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with the Certificates of Incorporation or Bylaws of Agri-Nutrition or Acquisition, (ii) result in a breach or violation of any provision of, constitute a default or an event which with notice or passage of time or both would constitute a default under, or give rise to a right of termination, cancellation, or acceleration of indebtedness under, any material indenture, mortgage, deed of trust, pledge agreement, lease, license, evidence of indebtedness or other contract, agreement, or instrument, or any material law, statute, rule or order, decree, or restriction to which Agri-Nutrition is a party or by which it or its property is bound.

         (e) Annual and Quarterly Reports. Agri-Nutrition has delivered to Mardel copies of Agri-Nutrition's Annual Reports on Form 10-K for the years ended October 31, 1995 and 1996 and its Quarterly Reports on Form 10-Q for the quarters ended January 31, April 30, and July 31, 1997, as filed with the Securities and Exchange Commission. None of said reports contains as of its date any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The balance sheets included in said reports fairly present the consolidated financial position of Agri-Nutrition as of their respective dates, and the other financial statements included in said reports fairly present the consolidated results of operations or other information included therein of Agri-Nutrition for the respective periods and as of the respective dates therein set forth, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except, as to the interim unaudited financial statements included in the 10-Q reports, for normal year end adjustments and only as such principles apply to interim unaudited statements). Except as reflected or disclosed in such financial statements, other than liabilities incurred since July 31, 1997 in the ordinary course of business or liabilities incurred in connection with the proposed Merger or otherwise contemplated or permitted by this Agreement, neither

Agri-Nutrition nor any of its consolidated subsidiaries is subject to any liabilities or obligations (whether accrued, absolute, contingent, or otherwise and whether due or to become due, including liabilities and obligations that may become known or arise after the date hereof that relate to transactions entered into or any state of facts existing on or before July 31, 1997 that would be required under generally accepted accounting principals to be shown on the consolidated balance sheet of Agri-Nutrition as of July 31, 1997 or disclosed in the related notes to financial statements) that are material to Agri-Nutrition and its consolidated subsidiaries taken as a whole.

         (f) Compliance with Applicable Law. The business of Agri-Nutrition is not being conducted in violation of any applicable law, ordinance, regulation, decree, or order of any governmental entity.

         (g) Litigation. Except as disclosed in Agri-Nutrition's Annual Report on Form 10-K for fiscal year ended October 31, 1996, Agri-Nutrition's Proxy Statement for the 1997 Annual Meeting of Stockholders, and Agri-Nutrition's Quarterly Reports on Form 10-Q for its 1997 fiscal year, (i) no investigation or review by any governmental entity with respect to Agri-Nutrition is pending or, to the best of Agri-Nutrition's knowledge, threatened, and (ii) there is no action, suit, or proceeding pending or, to the best of Agri-Nutrition's knowledge, threatened against or affecting Agri-Nutrition at law or equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, or instrumentality.

         (h) Absence of Material Adverse Changes. Subsequent to July 31, 1997, there has been no Material Adverse Change with respect to Agri-Nutrition and its subsidiaries taken as a whole.

         (i) No Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person as the result of any act of Agri-Nutrition in such manner as to give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment.

Section 4.  COVENANTS

         (a) Conduct of Businesses. Prior to the Effective Time, unless the other party shall have consented in writing thereto, each of Mardel and Agri-Nutrition:

                  (i) shall conduct its operations according to its usual, regular, and ordinary course in substantially the same manner as heretofore conducted;

                  (ii) shall use its reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with those persons having business relationships with it;

                  (iii) shall confer on a regular basis with representatives of the other to report operational matters of materiality and any proposals to engage in material transactions;

                  (iv) shall not amend its Certificate of Incorporation or Bylaws, except as provided for in this Agreement;

                  (v) shall promptly notify the other of any material change in its condition (financial or otherwise), business, properties, assets, liabilities, prospects, or the normal course of its businesses or in the operation of its properties and of any material litigation or material governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated); and

                  (vi) shall not (A) grant, confer, award, or issue any shares of its capital stock, options, warrants, conversion rights, or other rights to acquire shares of its capital stock, except that Agri-Nutrition shall be permitted to grant, confer, award, or issue shares of its capital stock or such other securities pursuant to any warrant, or stock or other plan in existence as of the date of this Agreement, (B) pay any dividends or otherwise cause assets to be distributed to stockholders, (C) redeem any securities, (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, (E) sell, lease, or otherwise dispose of any of its assets that are material, individually or in the aggregate, except in the ordinary course of business, (F) borrow any funds, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of its business in a manner, and in amounts, consistent with historical financial practices, (G) pay principal or interest on any debt other than in the ordinary course of business, or
         (H) make any change in accounting principles and practices.

         (b) Inspection of Records. From the date hereof to the Effective Time, Mardel and Agri-Nutrition each shall allow all designated officers, attorneys, accountants, and other representatives of the other access at all reasonable times to records and files, correspondence, audit documentation, and properties, as well as to all information relating to its commitments, contracts, titles, and financial position, or otherwise pertaining to its business and affairs.

         (c) Confidentiality. Any information respecting the businesses of Mardel and Agri-Nutrition or its subsidiaries or the operation and management thereof disclosed by either party to the other in connection with the proposed Merger (the "Confidential Information") shall be maintained in strict confidence. The Confidential Information is being provided solely for the purpose of facilitating the Merger and shall not be used by either party for any other purpose. In no event shall the Confidential Information received by either party be used for its own commercial or financial advantage. Each party shall take all steps necessary to insure compliance with the requirements of this
Section 4(c)
by all persons having access to the Confidential Information, including any person retained to provide advice relating to the Merger. Should the Merger not be consummated, all copies of Confidential Information, in whatever form, shall be returned to the originator by each party and its representatives.

         (d) Anti-Dilution. In the event that subsequent to the date hereof, but prior to the Effective Time, the outstanding shares of Mardel Common Stock or Agri-Nutrition Common Stock shall be increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through recapitalization, reclassification, reorganization, stock dividend, stock rights, stock split, or reverse stock split (or if the record date for any such transaction shall be fixed for a date during such period) then the number of shares of Agri-Nutrition Common Stock to be issued pursuant to the Merger shall be appropriately adjusted.

         (e) Stockholder Approval. Mardel and Acquisition shall obtain approval of the Merger, this Agreement, and the transactions contemplated thereby and hereby by unanimous written consent of their stockholders.

         (f) Third Party Consents. Mardel and Agri-Nutrition each shall make all filings with, and use its best efforts to obtain all consents of, all governmental agencies and third parties that are required to be filed or obtained in order for the Merger, this Agreement, and the transactions contemplated thereby and hereby to be effected, and each will otherwise use its reasonable best efforts to cause the consummation of the Merger and the other transactions contemplated herein, all in accordance with the terms of this Agreement.

         (g) Compensation and Benefits. Prior to the Effective Time, Mardel shall not, directly or indirectly, materially increase the level of compensation or benefits of any employee, officer, director, or consultant or enter into any employment, consulting, or retainer agreements, other than in the ordinary course of conducting its business.

         (h) Public Announcements. Neither Mardel nor Agri-Nutrition shall make any public announcement concerning the Merger without prior notice to, and the approval of, the other; provided, however, that Mardel acknowledges that Agri-Nutrition, as a public company, is subject to certain reporting requirements under the rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and nothing herein is intended to prevent Agri-Nutrition from complying with such reporting requirements; and provided further, that in the event Agri-Nutrition is required to make a disclosure pursuant to such reporting requirements Agri-Nutrition will give Mardel notice of the proposed disclosure and an opportunity to comment thereon.

         (i) No Solicitation of Other Offers. Mardel shall not, directly or indirectly, through any of its officers, directors, employees, agents or otherwise (i) solicit, initiate or encourage submission of any inquiry, proposal, or offer from any person or entity relating to any acquisition, purchase, or sale of all or a material amount of assets of, or any securities of, or any merger, consolidation or business combination, liquidation, reorganization, or similar transaction with, Mardel (an "Alternative Transaction"), or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage such proposal or offer, or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, any effort or attempt by any other person to do or seek any of the foregoing. Mardel shall not furnish or cause to be furnished any confidential information concerning its business, properties, or assets to any person or entity that is interested in any Alternative Transaction. Mardel promptly shall notify Agri-Nutrition of any inquiry, proposal, or offer with respect to an Alternative Transaction, or any inquiry or contact with any person or entity with respect thereto, and shall, in any such notice, include a description of the terms of any proposal or offer, or the nature of any such inquiry or contact, and the identity of the person or entity making such inquiry, proposal, or offer or other communication.

         (j) Interim Financial Statements. Within 30 days after the end of each calendar month that ends after the date of this Agreement and before the Effective Time, Mardel shall deliver to Agri-Nutrition and Agri-Nutrition shall deliver to Mardel unaudited balance sheets and summaries of earnings for such calendar month and the year to date. All such financial statements shall fairly present the financial position and results of operations of Mardel and Agri-Nutrition and its consolidated subsidiaries, respectively.

         (k) Satisfaction of Conditions. Each of Mardel and Agri-Nutrition agrees that it will take all actions reasonably within its power and authority duly and promptly to carry out all of its obligations under this Agreement. In addition, Mardel and Agri-Nutrition each covenants and agrees to use its best efforts to cause all of the conditions to the obligations of the other to effect the Merger to be satisfied as promptly as possible.

         (l) Distribution of Income. Within 45 days following the Effective Time, Mardel shall deliver to Agri-Nutrition the income certificate described in this Section 4(l) (the "Income Certificate"). The Income Certificate shall (i) state that amount which constitutes 42.6 percent of Mardel's net income during the period commencing on January 1, 1997 and ending on the date prior to the date of the Closing, which amount shall reflect customary tax adjustments not related to the sale of Mardel's Herp Care division (the "Aggregate Income Amount"), (ii) set forth in reasonable detail information relating to calculation of the Aggregate Income Amount, and (iii) be certified correct by Dugan & Lopatka, Mardel's independent accountants. Following delivery of such income certificate, Mardel promptly shall provide any additional information regarding the bases for calculation of the Aggregate Income Amount as Agri-Nutrition reasonably may request.

         Within 30 days following receipt of the Income Certificate, Agri-Nutrition shall distribute to the former holders of Mardel Common Stock, pro rata based upon ownership, cash in an amount equal to the lesser of (i) the Aggregate Income Amount set forth in the Income Certificate, and (ii) $100,000. If Agri-Nutrition in good faith disputes the calculation of the Aggregate Income Amount set forth in the Income Certificate, Agri-Nutrition shall pay the amount set forth in such certificate and shall promptly notify Mardel of the basis for such dispute. In the event that Agri-Nutrition and Mardel cannot agree on the appropriate amount of the Aggregate Income Amount, a nationally recognized accounting firm, not retained at the time of the dispute by the former holders of Mardel Common Stock and Agri-Nutrition, shall be retained to make the necessary calculations in order to determine the Aggregate Income Amount and any resulting adjustments shall be made in accordance with such calculations and shall be binding upon Agri-Nutrition and the former holders of Mardel Common Stock. The cost of such accounting firm shall be split equally between (i) Agri-Nutrition and (ii) the former holders of Mardel Common Stock.

         (m) Release of Lien. Agri-Nutrition shall cause the lien on the real property on which Mardel's facilities are located at 1958 Brandon Court in Glendale Heights, Illinois in favor of Mardel's primary lender to be released and shall provide Mardel with proof of such release within two days following the Effective Time.

Section 5. CONDITIONS PRECEDENT TO MARDEL'S OBLIGATION TO EFFECT THE
           MERGER

         The obligation of Mardel to effect the Merger shall be subject, at its option, to the following conditions:

         (a) Representations, Covenants, Certificate. The representations and warranties of Agri-Nutrition set forth in Section 3 that are subject to a materiality standard shall be true, and all other representations and warranties of Agri-Nutrition contained herein shall be true in all material respects, as of the Effective Time with the same effect as though made at the Effective Time; and Agri-Nutrition shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Mardel shall have received a certificate, dated the Effective Time, as to the matters set forth in this Section 5(a) and in Section 5(d) from the Chief Executive Officer of Agri-Nutrition.

         (b) Promissory Note. A Promissory Note payable to Ramon A. Mulholland in the form attached as Schedule K shall have been executed and delivered by Agri-Nutrition.

         (c) Opinion of Counsel for Agri-Nutrition and Acquisition. Mardel shall have received from Dyer Ellis & Joseph, counsel for Agri-Nutrition, an opinion, dated the Effective Time, in the form attached as Schedule L.

         (d) No Material Changes in Business. From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to Agri-Nutrition and its subsidiaries, taken as a whole.

         (e) First Bank Loan. First Bank shall have closed and funded a loan to Agri-Nutrition on terms acceptable to Agri-Nutrition.

Section 6. CONDITIONS PRECEDENT TO AGRI-NUTRITION'S AND ACQUISITION'S
           OBLIGATIONS TO EFFECT THE  MERGER

                  The obligations of Agri-Nutrition and Acquisition to effect the Merger shall be subject, at the option of each, to the following conditions:

         (a) Representations, Covenants, Certificate. The representations and warranties of Mardel herein contained that are subject to a materiality standard shall be true, and all other representations and warranties of Mardel contained herein shall be true in all material respects, as of the Effective Time with the same effect as though made at the Effective Time; Mardel shall in all material respects have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Agri-Nutrition shall have received a certificate, dated the Effective Time, as to the matters set forth in this Section 6(a) and in Section 6(d) from the Chief Executive Officer of Mardel.

         (b) Indemnity Agreement. An indemnity agreement in the form attached as Schedule C shall have been executed by each of the holders of Mardel Common Stock and Mardel and delivered to Agri-Nutrition.

         (c) Opinion of Counsel for Mardel. Agri-Nutrition shall have received from Huck, Bouma, Martin, Charlton & Bradshaw, P.C., counsel for Mardel, an opinion, dated the Effective Time, in the form attached as Schedule M.

         (d) No Material Changes in Business. From the date of this Agreement through the Effective Time, there shall not have occurred any Material Adverse Change with respect to Mardel.

Section 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of each party to this agreement to effect the Merger shall be subject to the following conditions:

         (a) Permits and Approvals. All permits, authorizations, and regulatory approvals of governmental authorities necessary for the consummation of the Merger by either party, and any required consents to the Merger under any agreement or contract by which either party is bound, shall have been obtained.

         (b) Action or Proceeding. There shall not be any action or proceeding by or before any court or other governmental body that shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement.

         (c)  Share  Transfer  and  Registration  Rights  Agreement.  The  Share
Transfer and Registration Rights Agreement in the form attached as Schedule B shall have been executed by each of the holders of Mardel Common Stock, Mardel, and Agri-Nutrition and delivered to each of the signatories.

         (d) Employment Agreements. The employment agreements in the forms attached as Schedule N shall have been executed by Acquisition and Jan A. Mulholland and Michael F. Mulholland and delivered to the respective signatories.

         (e) Lease. The lease on Mardel's facility located at 1958 Brandon Court in Glendale Heights, Illinois in the form attached as Schedule O shall have been executed by Acquisition and Ramon A. Mulholland and delivered to each of the signatories.

Section 8.                 CLOSING

         The Closing of the Merger shall be completed by telephone conference call on September 25, 1997, unless another date or manner of effecting the Closing is agreed to in writing by the parties hereto, if all conditions to the Merger have been satisfied or waived on or before such date, or as soon as practicable following the satisfaction or waiver of all conditions to the Merger if all such conditions have not been satisfied or waived on or before such date.

Section 9.                 TERMINATION AND ABANDONMENT OF THE MERGER

         (a) Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (i) by the mutual written consent of Mardel and Agri-Nutrition; or

                  (ii)     by Mardel or Agri-Nutrition if

                           (A) any  court  or  governmental  body  of  competent
                  jurisdiction shall have issued an order, decree, or ruling, or taken any other action, permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or taking; or

                           (B) other party  commits any  material  breach of its
                  representations, warranties, or covenants set forth herein and such breach has not been cured within seven days after notice is given to terminate this Agreement as a result of such breach; or

                  (iii) by Mardel or Agri-Nutrition if the conditions set forth in Sections 5 and 6, respectively, have not been satisfied or waived by December 31, 1997 or by such later date not more than three months thereafter that Mardel and Agri-Nutrition shall mutually select.

         Upon the occurrence of any of the events specified in this Section 9(a) (other than paragraph (i) hereof), written notice of such event shall forthwith be given to the other party to this Agreement, whereupon this Agreement shall terminate.

         (b) Effect of Termination. In the event of the termination and abandonment of this Agreement and the Merger, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that the obligations of the parties pursuant to Sections 4(c), 9(c) and 10(b) shall continue in full force and effect to the extent provided therein and in accordance with their respective terms.

         (c) Employees. Mardel and Agri-Nutrition each agree that if this Agreement is terminated and abandoned prior to the Effective Time, neither party will, during the 12 months following such termination and abandonment, directly or indirectly solicit any present employee of the other party to leave the employment of such party.

Section 10.                MISCELLANEOUS

         (a) Survival of Representations and Warranties. Every representation and warranty of the parties set forth in this Agreement and all of the rights and remedies regarding misrepresentations and inaccuracies of such representations and warranties shall survive, and not be deemed waived by, the Closing, and shall be effective regardless of any investigation that may have been made at any time by or on behalf of any party or its directors, officers, employees, or agents.

         (b) Expenses. The parties shall pay their respective expenses (including the fees, disbursements, and expenses of their respective attorneys and accountants) in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

         (c) Notices. Each party hereto shall promptly give written notice to the other parties upon becoming aware of the occurrence of, or any impending or threatened occurrence of, any event that would cause or constitute a breach of any of its representations, warranties, or covenants contained in this Agreement, and such party shall use its best efforts to prevent or promptly remedy the same. Any notice or other communication required or which may be given hereunder shall be in writing and shall be either delivered personally (including delivery by courier service) or deposited in the United States mail, first class, certified, return receipt requested, postage prepaid, addressed as follows:

                  If to Mardel, to:

                           Mardel Laboratories, Inc.
                           1958 Brandon Court
                           Glendale Heights, Illinois 60139
                                    Attention: Jan A. Mulholland, President
                  with a copy to:

                           Huck, Bouma, Martin, Charlton & Bradshaw, P.C. 1755 South Naperville Road, Suite 200
                           Wheaton, Illinois 60187
                                    Attention: Ralph R. Bouma, Jr.

                  If to Agri-Nutrition or Acquisition, to:

                           Agri-Nutrition Group Limited
                           Riverport Executive Center II
                           13801 Riverport Drive, Suite 111
                           Maryland Heights, Missouri 63043
                                    Attention: Bruce G. Baker, President

                  with a copy to:

                           Dyer Ellis & Joseph
                           600 New Hampshire Avenue
                           Washington, D.C. 20037
                                    Attention: Linda Rosenthal

Any party may change its address to which notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

         (d) Modification or Waiver. This Agreement and the Certificate of Merger may be amended, modified, or superseded at any time by a written instrument executed by Mardel, Agri-Nutrition, and Acquisition, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived by the party intended to be benefited hereby; provided, however, that the terms of the Merger set forth in Section 1(e) may be amended, modified, or superseded only with the additional approval of the stockholders of Mardel. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any condition or any breach of any other term, representation, or warranty in this Agreement.

         (e) Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that prior to the Effective Time, no assignment of any rights provided for herein may be made by any party without the written consent of the other parties.

         (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         (g) Section Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         (h) Further Assurances. Subject to the terms and conditions herein provided, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger in accordance with the terms of this Agreement. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the appropriate officers of each party to this Agreement are hereby directed and authorized to use their best efforts to effectuate all such action.

         (i) Entire Agreement. This agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any prior letters of intent, agreements, and understandings relating to the subject matter hereof.

         (j) No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

         (k) Counterparts. Separate copies of this Agreement may be signed by the parties hereto, with the same effect as though all of the parties had signed one copy of this Agreement.

         (l) Attorneys' Fees. If legal action is commenced to enforce this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         (m) Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

         (n) Interpretation of Agreement. The parties hereto acknowledge and agree that this Agreement has been negotiated at arm's length and between parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law, court decision, or other legal precedent that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Agreement as of the date first above written.

                            MARDEL LABORATORIES, INC.


                            By:
                                 Jan A. Mulholland
                                    President
ATTEST:



                             AGRI-NUTRITION GROUP LIMITED



                             By:
                                         Bruce G. Baker
                                           President
ATTEST:




                              MARDEL ACQUISITION CORPORATION


                              By:
                                        Jan A. Mulholland
                                           President

ATTEST: